     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 12, 1999


                                                      REGISTRATION NO. 333-59259

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                          CORNERSTONE PROPERTIES INC.
             (Exact name of Registrant as specified in its charter)

                         NEVADA                                                  74-2170858
    (State or other jurisdiction of incorporation or              (I.R.S. Employer Identification Number)
                     organization)

                            ------------------------

                         TOWER 56, 126 EAST 56TH STREET
                            NEW YORK, NEW YORK 10022
                                 (212) 605-7100
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                         ------------------------------


                                 JOHN S. MOODY
                            CHIEF EXECUTIVE OFFICER
                          CORNERSTONE PROPERTIES INC.
                         TOWER 56, 126 EAST 56TH STREET
                            NEW YORK, NEW YORK 10022
                                 (212) 605-7100
           (Name, address, including zip code, and telephone number,
         including area code, of agent for service for the Registrant)

                         ------------------------------


                                                    COPIES TO:
                 F. H. MOORE, JR., ESQ.                                   JOHN J. KELLEY III, ESQ.
                  SHEARMAN & STERLING                                         KING & SPALDING
                  599 LEXINGTON AVENUE                                      191 PEACHTREE STREET
                NEW YORK, NEW YORK 10022                                   ATLANTA, GEORGIA 30303


                            ------------------------


    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

                         ------------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDER MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN DECLARED EFFECTIVE BY THE SECURITIES AND EXCHANGE COMMISSION. THIS PROSPECTUS IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE SUCH OFFER OR SALE IS UNLAWFUL.

                  SUBJECT TO COMPLETION, DATED APRIL 12, 1999


PROSPECTUS

                                  3,428,571 SHARES

                          CORNERSTONE PROPERTIES INC.

                                  COMMON STOCK


    Cornerstone Properties Inc. is a self-administered equity real estate investment trust. The selling stockholder listed in this prospectus is offering and selling up to 3,428,571 shares of our common stock.



    The selling stockholder may sell all or a portion of its shares of common stock, from time to time, through public or private transactions, in the over-the-counter markets, on any exchange on which our common stock is traded, at prevailing market prices or at privately negotiated prices. The selling stockholder may sell its shares of common stock directly or through agents or broker-dealers acting as principal or agent, or in block trades or through one or more underwriters on a firm commitment or best efforts basis. The selling stockholder may engage underwriters, brokers, dealers or agent, who may receive commissions or discounts from the selling stockholder.



    If required, the specific terms of any particular offering by the selling stockholder will be set forth in an accompanying prospectus supplement, including the number of shares to be sold, the public offering price, the names of any underwriter, broker, dealer or agent and any applicable discounts or commissions.



    The selling stockholder and any underwriters, agents or broker-dealers that participate with the selling stockholder in the distribution of the common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any commissions received by them and any profit on the resale of the common stock may be deemed to be underwriting commissions or discounts under the Securities Act.



    The selling stockholder will receive all of the net proceeds from the sale of shares of common stock offered by this prospectus. We will not receive any proceeds from such sales. We will pay substantially all of the expenses incident to the registration of the shares of common stock. The selling stockholder will be responsible for any underwriter discounts or selling commissions.



    Our common stock is listed on the New York Stock Exchange under the ticker symbol "CPP." Our common stock is also listed on the Frankfurt and Dusseldorf Stock Exchanges.



    SEE "RISK FACTORS" BEGINNING ON PAGE 3 TO READ ABOUT CERTAIN RISK FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

                             ---------------------


    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE
  ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.

                             ---------------------


                 The date of this prospectus is April 12, 1999.

                      WHERE YOU CAN FIND MORE INFORMATION



    We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). You may read and copy any document we file at the Commission's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549, or at its Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may call the Commission at 1-800-732-0330 for further information on the operation of such public reference rooms. You also can request copies of such documents, upon payment of a duplicating fee, by writing to the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or obtain copies of such documents from the Commission's web site at http://www.sec.gov.



                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE



    The Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be part of this prospectus and information that we file later with the Commission automatically will update and supersede such information. We incorporate by reference the documents listed below and any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended. These documents contain important business information about our company and its financial condition.



1.  Our Annual Report on Form 10-K for the year ended December 31, 1998.



2. Our Current Report on Form 8-K/A, as filed with the Commission on March 1, 1999.



3.  Our Current Report on Form 8-K, as filed with the Commission on March 24,
    1999.



4. Our Registration Statement on Form 8-A, which incorporates by reference a description of our common stock from the final prospectus included in our Registration Statement on Form S-3 (File No. 333-18303), as filed with the Commission on March 11, 1997.



    You may request a copy of these filings (including exhibits to such filings that we have specifically incorporated by reference in such filings), at no cost, by writing or telephoning our executive offices at the following address:



                          Cornerstone Properties Inc.
                         Tower 56, 126 East 56th Street
                            New York, New York 10022
                              Attention: Secretary
                                 (212) 605-7100



    You should rely only on the information provided or incorporated by reference in this prospectus or any related prospectus supplement. We have not authorized anyone else to provide you with different information. The selling stockholder will not make an offer of these shares in any state that prohibits such an offer. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the cover page of such documents. ALL REFERENCES IN THIS PROSPECTUS TO "COMMON STOCK" REFER TO OUR COMMON STOCK, WITHOUT PAR VALUE.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS



    Information contained in or incorporated by reference into this prospectus and any accompanying prospectus supplement contains "forward-looking statements" within the meaning of Section 27A of the Securities Act. We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act. These forward-looking statements relate to, without limitation, future economic performance, our plans and objectives for future operations and projections of revenue and other financial items. You can identify forward-looking statements by the use of forward-looking words such as "may," "will," "should," "expect," "anticipate," "estimate" or "continue" or similar words. The cautionary statements set forth in this prospectus and incorporated by reference from our Annual Report on Form 10-K under the caption "Risk Factors" and other similar statements contained in this prospectus or any accompanying prospectus supplement identify important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from those in such forward-looking statements.



                         INFORMATION ABOUT THE COMPANY



    We, Cornerstone Properties Inc., are a self-administered equity real estate investment trust, or "REIT." We own Class A office properties in prime locations in major suburban markets and prime central business districts. Cornerstone owns all of its properties and conducts all of its business through Cornerstone Properties Limited Partnership, a Delaware limited partnership. Cornerstone, through its subsidiaries, at April 1, 1999, owned 96 Class A office properties throughout the United States totaling approximately 21 million square feet.



    Our strategy is to own Class A office properties in prime central business locations and major suburban office markets in U.S. metropolitan areas. Class A properties are generally considered to be those that have the most favorable locations and physical features, attract higher rents and experience the highest tenant retention rates within their markets. Consistent with our strategy of growth through acquisitions, in December 1998, we acquired 69 Class A office properties, aggregating approximately 9.6 million square feet, from William Wilson & Associates and related entities ("WW&A"). In that transaction, we also acquired the development, construction management, property management and leasing and tenant improvement services businesses of WW&A.



    We were incorporated under the laws of the State of Nevada in May 1981. Our executive offices are located at 126 East 56th Street, New York, NY 10022. Our general information telephone number is (212) 605-7100.

                                  RISK FACTORS


    Prior to making an investment decision with respect to the shares of common stock offered by this prospectus, you should consider the following matters set forth below, together with the other information included and incorporated by reference in this prospectus.



THERE CAN BE NO ASSURANCE THAT WE WILL EFFECTIVELY MANAGE THE WW&A ACQUISITION
  AND EXPANSION INTO NEW MARKETS



    We have been growing rapidly through acquisitions. We expect that we will continue to grow through selective, strategic acquisitions. Growth through acquisitions entails numerous risks, including:



    - difficulties in assimilating the operations, personnel, properties and the financial, computer, payroll and other systems of the acquired businesses;



    - diversion of resources from our existing business, including potential distraction of our management team;



    - entering geographic and business markets in which we have little or no prior experience;



    - unanticipated liabilities or contingencies of acquired businesses;



    - the potential loss of key employees of the acquired businesses; and



    - dilution to existing stockholders if we use our common stock, or other securities convertible into our common stock, to acquire businesses.



    In December 1998, we acquired 69 Class A office properties, aggregating approximately 9.6 million square feet, from WW&A. The WW&A acquisition more than doubled the size of our operations. These acquired properties are located primarily in the San Francisco Bay Area and Southern California in which we previously had little prior experience. The WW&A acquisition also requires us to integrate the executive management, other employees, operations and information systems of WW&A into our organization. We have not completed the integration of the WW&A business. As a result, the risks discussed above still apply to the WW&A acquisition.



    We cannot assure you that we will be able to integrate successfully any business that we might acquire in the future or that we will be able to complete the integration of WW&A's business successfully. Our failure to do so could have a material adverse effect on our business, financial condition, results of operations and the market price of our common stock.



OUR PERFORMANCE AND SHARE VALUE ARE SUBJECT TO RISKS ASSOCIATED WITH THE REAL
  ESTATE INDUSTRY



    GENERAL. If our assets do not generate income sufficient to pay our expenses, service our debt and maintain our properties, we may not be able to make expected distributions to our stockholders. Several factors may adversely affect the economic performance and value of our properties. These factors include:



    - changes in the national, regional and local economic climate;



    - changes in local conditions such as an oversupply of office properties or a reduction in demand for office properties;



    - the attractiveness of our properties to tenants;



    - competition from other available office properties; and



    - changes in market rental rates and the need to periodically repair, renovate and relet space.



    Our performance also depends on our ability to collect rent from tenants and to pay for adequate maintenance, insurance and other operating costs (including real estate taxes), which could increase over time. Also, the expenses of owning and operating a property are not necessarily reduced when circumstances such as market factors and competition cause a reduction in income from the property. If a property is mortgaged and we are unable to meet the mortgage payments, the lender could foreclose on the mortgage and take the property. In addition, interest rate levels, the availability of financing, changes in laws and governmental regulations (including those governing usage, zoning and taxes) and financial distress or bankruptcies of tenants may have a material adverse effect on our business, financial condition, results of operations and the market price of our common stock.



    WE MAY BE UNABLE TO RENEW LEASES OR RELET SPACE AS LEASES EXPIRE. When our tenants decide not to renew their leases upon their expiration, we may not be able to relet the space. Even if the tenants do renew or we can relet the space, the terms of renewal or reletting, including the cost of required renovations, may be less favorable than current lease terms. Through the end of 2003, leases will expire on a total of 54.3% of the "Full Service Straight-Line Rent" (the average of all actual rent required to be paid through the term of the leases relating to the properties calculated in accordance with GAAP, plus recoveries). If we are unable to promptly renew the leases or relet this space, or if the rental rates upon such renewal or reletting are significantly lower than expected rates, then our results of operations and financial condition will be adversely affected. Consequently, our cash flow, our ability to make distributions to stockholders and the market price of our common stock would be adversely affected.



    NEW ACQUISITIONS MAY FAIL TO PERFORM AS EXPECTED. We intend to continue to actively acquire office properties. Newly acquired properties may fail to perform as expected. If newly acquired properties fail to deliver expected returns, our business, financial condition, results of operations and the market price of our common stock would be adversely affected.



    COMPETITION FOR ACQUISITIONS MAY RESULT IN INCREASED PRICES FOR
PROPERTIES. Other major real estate investors with significant capital will compete with us for attractive investment opportunities. These competitors include other publicly traded REIT's, private REIT's, investment banking firms and private institutional investment funds. This competition has increased prices for office properties in recent years. As prices increase, the spread between the rate of return on investments and our cost of capital is reduced. Accordingly, the increase in prices for acquisitions will make it more difficult for us to make suitable property acquisitions on favorable terms.



    BECAUSE OUR PROPERTIES ARE ILLIQUID AND SUBJECT TO RESTRICTIONS ON SALE, WE MAY NOT BE ABLE TO SELL PROPERTIES AT THE MOST FAVORABLE TIMES. Real estate investments, especially office property investments of relatively large size, generally cannot be sold quickly. We may not be able to vary our portfolio promptly in response to economic or other conditions. This inability to respond promptly to changes in the performance of our investments could adversely affect our financial condition and ability to service debt and make distributions to our stockholders. Further, Cornerstone has entered into several agreements pursuant to which Cornerstone has subjected a number of its properties, including all of the WW&A projects, to restrictions that may adversely impact Cornerstone's ability to sell or otherwise dispose of such properties if such disposal would result in certain adverse tax consequences for the former owners of such properties. Under the terms of its partnership agreement, our operating partnership is also subject to a number of similar sale and merger restrictions and debt maintenance obligations in connection with certain of its properties. These restrictions may prevent us from selling properties on favorable terms and thereby could have a material adverse effect on our business, financial condition, results of operations and the market price of our common stock.



    OUR ASSETS ARE CONCENTRATED IN THE SAN FRANCISCO BAY AREA. 45 of Cornerstone's 96 office properties are located in the metropolitan San Francisco area. This concentration of assets makes us particularly vulnerable to adverse changes in the San Francisco economy. A deterioration of economic conditions in this market would have a material adverse effect on our business, financial condition, results of operations and the market price of our common stock.

    OUR ASSETS ARE CONCENTRATED IN EARTHQUAKE-PRONE AREAS. 66 of our office properties are located in California, an area of particular earthquake risk. A major earthquake in California may cause substantial damage or destruction to our properties. We carry earthquake insurance on all of our properties located in California. Our earthquake policies, however, are subject to coverage limitations. In light of the California earthquake risk, California building codes since the early 1970s have established construction standards for all new buildings. The current and strictest construction standards were adopted in 1987. Of the 66 office properties located in California as of April 1, 1999, 25 have been built since January 1, 1988, and we believe they were constructed in full compliance with the applicable standards existing at the time of construction. It is possible that material losses in excess of insurance proceeds will occur in the future as a result of earthquakes, which would have a material adverse effect on our business, financial condition, results of operations and the market price of our common stock.



WE ARE DEPENDENT ON EXTERNAL SOURCES OF CAPITAL



    To qualify as a REIT, we must distribute to stockholders each year at least 95% of our "REIT taxable income" (excluding any net capital gain). Because of these distribution requirements, it is not likely that we will be able to fund all future capital needs from our operations. We therefore will have to rely on third-party sources of capital, which may or may not be available on favorable terms or at all. Our access to third-party sources of capital depends on a number of things, including the market's perception of our growth potential and our current and potential future earnings. Any failure to obtain additional capital when needed on acceptable terms, or at all, could have a material adverse effect on our business, financial condition, results of operations and the market price of our common stock. Moreover, additional equity offerings may result in substantial dilution of stockholders' interests, and additional debt financing may substantially increase our leverage.



RISKS ASSOCIATED WITH OUR INDEBTEDNESS



    WE HAVE SUBSTANTIAL LEVERAGE AND DEBT SERVICE OBLIGATIONS. We have a substantial amount of debt in relation to our equity. Our relatively high leverage could negatively affect our company in a number of ways, including:



    - We may be unable to obtain additional financing in the future for working capital, capital expenditures, acquisitions, development and other corporate purposes.



    - A significant portion or our cash flow from operations will be dedicated to paying debt service, thereby reducing funds that are available for other corporate purposes and for distributions to our stockholders.



    - The level of our debt could limit our flexibility in responding to downturns in the economy or our business.



    - The level of our debt could place us at a disadvantage compared to our competitors that have less debt.



Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and the market price of our common stock.



    REFINANCING RISKS. We have significant amounts of debt maturing under outstanding mortgage loans beginning in the year 2000. Our cash flow from operations will not be sufficient in all years to repay all of our debt at its scheduled maturity. We may not be able to refinance our existing debt and, if we can, the terms of such refinancing might not be as favorable as the terms of our existing debt. In the event we are unable to refinance such mortgage indebtedness on acceptable terms, we might be forced to sell properties at unfavorable terms, which might result in a loss of income and asset value and might adversely affect our cash flow available for distribution to our stockholders. In addition, if we are unable to meet mortgage payments as they become due, the mortgages securing such properties could be foreclosed upon, resulting in a loss of income and asset value.



    TERMS OF OUR INDEBTEDNESS RESTRICT OUR CORPORATE ACTIVITIES. The mortgages on our properties and our revolving credit facility contain negative covenants which, among other things, limit our ability to incur additional indebtedness, create further liens on our assets, enter into new leases or materially modify existing leases and apply the proceeds from the sale of assets. We cannot assure you that these restrictive covenants will not adversely affect our ability to finance our future operations or capital needs or to engage in other business activities that may be in the best interests of our stockholders. As a result, the restrictive covenants in the agreements which govern our debt could have a material adverse effect on our business, financial condition, results of operations and the market price of our common stock.



    RISING INTEREST RATES COULD ADVERSELY AFFECT CASH FLOW. Advances under the Revolving Credit Facility bear interest at a variable rate depending upon Cornerstone's leverage ratio based upon LIBOR. We had, as of April 1, 1999, interest rate hedging agreements for approximately $250.0 million of our floating rate debt to limit our exposure to rising interest rates. Although hedging agreements enable us to convert floating rate liabilities to fixed rate liabilities, they expose us to the risk that the counterparties to such hedge agreements may not perform, which could increase our exposure to rising interest rates. We may borrow additional money, or refinance existing debt, with variable interest rates in the future and enter into other transactions to limit our exposure to rising interest rates as appropriate. Increases in interest rates, or the loss of the benefits of hedging agreements, would increase our interest expense, which would adversely affect cash flow and our ability to make expected distributions to stockholders.



PGGM AND WILLIAM WILSON III EXERCISE SIGNIFICANT CONTROL OF CORPORATE GOVERNANCE
  MATTERS



    Stichting Pensionfonds Voor de Gezonheid Geestelijke en Maatschappelijke Belangen ("PGGM"), Dutch pension fund, owns approximately 35.7% of the outstanding shares of our common stock as of April 1, 1999. As a result, PGGM exercises significant influence over the outcome of any matters submitted to a vote of stockholders. PGGM also has the right to designate two individuals for nomination to Cornerstone's board of directors. Cornerstone's bylaws provide that William Wilson III shall serve as Chairman of the Board for a term of at least three years from the date of the WW&A acquisition, December 16, 1998. During such term, Mr. Wilson will have the right to designate himself and two other individuals to serve as directors of Cornerstone. These provisions give Mr. Wilson significant influence over the management of Cornerstone. In exercising their control, PGGM and Mr. Wilson may have interests that differ from those of other stockholders with respect to prospective acquisitions, dispositions of assets, development opportunities, compensation policy, setting the appropriate degree of leverage for Cornerstone or other matters. PGGM and Mr. Wilson, if they act in concert, may delay or prevent a change in control of Cornerstone or other transaction that could provide the stockholders with a premium over the then-prevailing market price of their shares of common stock or which might otherwise be in the best interest of our stockholders.



WE HAVE A SHARE OWNERSHIP LIMIT FOR REIT TAX PURPOSES



    To remain qualified as a REIT, federal tax laws require that not more than 50% in value of our outstanding shares of common stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the federal income tax laws applicable to REITs) at any time during the last half of any year. We refer to this requirement as the "Five or Fewer Requirement". Our articles of incorporation contain restrictions on share ownership that are designed to prevent violation of this Five or Fewer Requirement. Our articles of incorporation exempt certain stockholders from the Five or Fewer Requirement and permit the board of directors to waive or modify the Five or Fewer Requirement with respect to a stockholder where such exemption or waiver would not jeopardize our REIT status. The Five or Fewer Requirement could delay or prevent a change in control and, therefore, could adversely affect our stockholders' ability to realize a premium over the then-prevailing market price for the common stock.

THIRD-PARTY SERVICES BUSINESS RISKS; LACK OF CONTROL OF WCP SERVICES, INC.



    THIRD-PARTY SERVICES CONTRACTS MAY BE TERMINATED. In addition to owning of our properties, we provide fee-based management, leasing, construction and development services for third parties. Many of these services are provided under contracts that can be terminated by either party upon short or no notice. Any such contract would likely be terminated in connection with a sale of the property, over which we have no control. When they expire, these contracts might not be renewed or might be renewed on less favorable terms. Also, the rental revenues on which certain management fees are based could decline as a result of general real estate market conditions or specific market factors. This would result in decreased management fee income for Cornerstone.



    WE DO NOT CONTROL OUR MANAGEMENT AND SERVICES BUSINESS. To ensure our qualification as a REIT, our third-party services business is conducted by WCP Services, Inc. Although we own 95% of the economic interest in WCP Services, Inc., its voting stock is owned by William Wilson III and John S. Moody. We therefore do not control the timing or amount of distributions or the management and operation of WCP Services, Inc. As a result, decisions relating to the declaration and payment of distributions and the business policies and operations of WCP Services, Inc. could be adverse to our interests or could lead to adverse financial results.



ENVIRONMENTAL PROBLEMS ARE POSSIBLE AND CAN BE COSTLY



    Federal, state and local laws and regulations relating to the protection of the environment may require a current or previous owner or operator of real estate to investigate and clean up hazardous or toxic substances released on a property. The owner or operator may have to pay a governmental entity or third parties for property damage and for investigation and clean-up costs incurred in connection with the contamination. Such laws typically impose clean-up responsibility and liability without regard to whether the owner or operator knew of or caused the presence of the contaminants. Even if more than one person may have been responsible for the contamination, each person covered by the environmental laws may be held responsible for all of the clean-up costs incurred. In addition, third parties may sue the owner or operator of a site for damages and costs resulting from environmental contamination emanating from that site. The costs of any such investigation, clean-up or liability for damages could be substantial. Additionally, the presence of hazardous or toxic substances, or the failure to properly remediate such substances, may adversely affect an owner's ability to borrow using such real estate as collateral.



    We are not aware of any environmental liabilities at the properties that we believe would have a material adverse effect on our business, assets, financial condition or results of operations. We believe that our properties are in compliance in all material respects with applicable environmental laws. Unidentified environmental liabilities on our current properties or the properties we acquire in the future could arise, however, and could have an adverse effect on our business, financial condition, results of operations and the market price of our common stock.



THE MARKET VALUE OF OUR COMMON STOCK CAN BE ADVERSELY AFFECTED BY A NUMBER OF
  FACTORS



    CHANGES IN MARKET CONDITIONS COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK. As with other publicly traded shares, the value of our common stock depends on various market conditions, which may change from time to time. Among the market conditions that may affect the value of our common stock are the following: the extent of institutional investor interest in Cornerstone; the reputation of REIT's and office REIT's generally and the attractiveness of their equity securities in comparison to other equity securities (including securities issued by other real estate companies); our financial condition and performance; and general financial market conditions.



    OUR EARNINGS AND CASH DISTRIBUTIONS WILL AFFECT THE MARKET PRICE OF OUR COMMON STOCK. We believe that the market value of a REIT's common stock is based at least in part upon the market's perception of the REIT's growth potential and its current and potential future cash distributions, as well as upon the real estate market value of the underlying assets. For that reason, our common stock may trade at prices that are higher or lower than the net asset value per share. Our failure to meet the market's expectations with regard to future earnings and cash distributions would likely adversely affect the market price of our common stock.



    MARKET INTEREST RATES MAY HAVE AN EFFECT ON THE VALUE OF OUR COMMON
STOCK. One of the factors that investors consider important in deciding whether to buy or sell shares of a REIT is the distribution rate on such shares (as a percentage of the price of such shares) relative to market interest rates. If market interest rates go up, prospective purchasers of REIT shares may expect a higher distribution rate. Higher interest rates would not, however, result in more funds for us to distribute and, in fact, would likely increase our borrowing costs and potentially decrease funds available for distribution. Thus, higher market interest rates could cause the market price of our common stock to go down.



OUR SUCCESS AS A REIT IS DEPENDENT ON COMPLIANCE WITH FEDERAL INCOME TAX
  REQUIREMENTS



    FAILURE TO QUALIFY AS A REIT WOULD HAVE SERIOUS ADVERSE CONSEQUENCES TO OUR STOCKHOLDERS. We have made an election to be taxed as a REIT and believe that we meet the requirements for qualification and taxation as a REIT. We plan to continue to meet the requirements for taxation as a REIT. Many of these requirements, however, are highly technical and complex. The determination that Cornerstone is a REIT requires an analysis of various factual matters and circumstances that may not be totally within our control. For example, to qualify as a REIT we must meet certain tests regarding the sources of our gross income and the nature of our assets. Cornerstone is also required to distribute to stockholders at least 95% of its REIT taxable income (excluding capital gains). The fact that we hold our assets through our operating partnership and its subsidiaries further complicates the application of the REIT requirements. Even a technical or inadvertent mistake could jeopardize our REIT status. Furthermore, Congress and the Internal Revenue Service ("IRS") might make changes to the tax laws and regulations, and the courts might issue new rulings that make it more difficult, or impossible, for Cornerstone to remain qualified as a REIT.



    If Cornerstone fails to qualify as a REIT, we would be subject to federal income tax at regular corporate rates. Also, unless the IRS granted Cornerstone relief under certain statutory provisions, we would remain disqualified as a REIT for four years following the year Cornerstone first failed to qualify. If Cornerstone failed to qualify as a REIT, we would have to pay significant income taxes and would therefore have less money available for investments or for distributions to stockholders. This would likely have a significant adverse effect on the value of our common stock. In addition, Cornerstone would no longer be required to make any distributions to stockholders.



    EFFECT OF REIT DISTRIBUTION REQUIREMENTS. To qualify as a REIT, we are required each year to distribute to our stockholders at least 95% of our "REIT taxable income" (excluding net capital gains). In addition, we are subject to a nondeductible 4% excise tax on the amount, if any, by which certain distributions we pay with respect to any calendar year are less than the sum of 85% of our ordinary income and 95% of our capital gain net income for the calendar year, plus any amount of such income not distributed in prior years. Although we anticipate that cash flow from operations will be sufficient to enable us to pay our operating expenses and meet the distribution requirements discussed above, we cannot assure you that this will be the case. In addition, there could be differences in timing between the accrual of income and the deduction of expenses in arriving at our taxable income. Under certain circumstances, it may be necessary for us to incur borrowings or otherwise obtain funds to satisfy the distribution requirements associated with maintaining our qualification as a REIT. We cannot assure you that we will be able to borrow funds or otherwise obtain funds if and when necessary to satisfy such requirements.

GOVERNMENTAL REGULATIONS MAY IMPOSE SIGNIFICANT COSTS ON OUR BUSINESS



    The properties are, and properties that we may acquire in the future will be, subject to various other federal, state and local regulatory requirements such as local building codes and other similar regulations. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. We believe that our properties are currently in substantial compliance with all applicable regulatory requirements. Although we do not contemplate any material expenditures at this time in order to comply with any such laws or regulations, we cannot assure you that these requirements will not be changed or that new requirements will not be imposed that would require us to make significant unanticipated expenditures, which could have an adverse effect on our business and our ability to make distributions to stockholders. Similarly, changes in laws increasing the potential liability for environmental conditions existing at the properties may result in significant unanticipated expenditures, which could adversely affect our business and our ability to make distributions to stockholders.



WE FACE YEAR 2000 RISKS



    The year 2000 issue is the result of computer programs having been written using two digits rather than four to define the applicable year. The programming defect could result in date-sensitive software recognizing a date using "00" as the year 1900 rather than the year 2000. This error could result in a system failure or miscalculations causing disruption of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. We are in the process of completing our assessment of our systems and the systems of third parties with whom we do business. If our systems or the systems of other companies on whose services we depend or with whom our systems interface are not year 2000 ready when they need to be, our business could be materially and adversely affected.

                                USE OF PROCEEDS



    We are registering the shares of common stock offered by this prospectus for the account of the selling stockholder identified in the section of this prospectus entitled "Selling Stockholder." The selling stockholder will receive all of the net proceeds from the sale of the common stock. We will not receive any of the proceeds from the sale of such shares.


                              SELLING STOCKHOLDER


    The Prudential Insurance Company of America, on behalf of and for the benefit of the Prudential Property Investment Separate Account II, the selling stockholder, is a New Jersey corporation having its principal place of business in Newark, New Jersey. On April 28, 1998, Cornerstone originally issued the 3,428,571 shares of common stock offered hereby to the selling stockholder as part of the consideration paid to the selling stockholder for its interest in a Class A office property located at One Memorial Drive, Cambridge, Massachusetts acquired by one of Cornerstone's subsidiaries on that date. Within the past three years, none of the selling stockholder, its directors, officers or employees had any position, office or other material relationship with our company or any of our predecessors or affiliates.



    The following table sets forth certain information with respect to the selling stockholder as of April 12, 1999, including the number of shares offered by the selling stockholder, the number of shares beneficially owned by the selling stockholder before the offering and the percentage of ownership of the outstanding shares of common stock represented by the shares held by the selling stockholder before the offering. The selling stockholder may from time to time offer and sell pursuant to this prospectus any or all of the shares. There can be no assurance that all or any of the shares offered hereby will be sold. If any shares are sold, the selling stockholder will receive all of the net proceeds from the sale of its shares offered hereby.



                                                         NUMBER OF
                                                       SHARES OWNED                                   NUMBER OF
                                                         PRIOR TO           PERCENTAGE OF           SHARES WHICH
                                                         OFFERING        OUTSTANDING SHARES     MAY BE OFFERED HEREBY
                                                      ---------------  -----------------------  ---------------------
The Prudential Insurance Company of America, on           3,428,571
 behalf of and for the benefit of the Prudential
 Property Investment Separate Account II............                                2.7%               3,428,571

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS



    THE FOLLOWING IS A GENERAL SUMMARY OF THE MATERIAL FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY. KING & SPALDING, COUNSEL TO CORNERSTONE, HAS REVIEWED THE FOLLOWING DISCUSSION AND IS OF THE OPINION THAT IT FAIRLY SUMMARIZES THE FEDERAL INCOME TAX CONSIDERATIONS THAT ARE LIKELY TO BE MATERIAL TO A HOLDER OF COMMON STOCK. THE FOLLOWING DISCUSSION IS NOT EXHAUSTIVE OF ALL POSSIBLE TAX CONSIDERATIONS AND IS NOT TAX ADVICE. MOREOVER THIS SUMMARY DOES NOT DEAL WITH ALL TAX ASPECTS THAT MIGHT BE RELEVANT TO A PARTICULAR PROSPECTIVE STOCKHOLDER IN LIGHT OF HIS PERSONAL CIRCUMSTANCES, NOR DOES IT DEAL WITH PARTICULAR TYPES OF STOCKHOLDERS THAT ARE SUBJECT TO SPECIAL TREATMENT UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), SUCH AS INSURANCE COMPANIES, FINANCIAL INSTITUTIONS AND BROKER-DEALERS. THE CODE PROVISIONS GOVERNING THE FEDERAL INCOME TAX TREATMENT OF REITS ARE HIGHLY TECHNICAL AND COMPLEX, AND THIS SUMMARY IS QUALIFIED IN ITS ENTIRELY BY THE APPLICABLE CODE PROVISIONS, RULES AND TREASURY REGULATIONS PROMULGATED THEREUNDER, AND ADMINISTRATIVE AND JUDICIAL INTERPRETATIONS THEREOF. THE FOLLOWING DISCUSSION AND THE OPINION OF KING & SPALDING ARE BASED ON CURRENT LAW, WHICH COULD BE CHANGED AT ANY TIME, POSSIBLY RETROACTIVELY.



    EACH PROSPECTIVE PURCHASER IS URGED TO CONSULT HIS OWN TAX ADVISOR WITH RESPECT TO SUCH PURCHASER'S SPECIFIC FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE PURCHASE, HOLDING AND SALE OF COMMON STOCK OF CORNERSTONE.



FEDERAL INCOME TAXATION OF CORNERSTONE



    Cornerstone has made an election to be taxed as a REIT under the Code and believes that it has met the requirements for qualification and taxation as a REIT. Cornerstone intends to continue to operate in such a manner as to continue to so qualify, but no assurance can be given that it has qualified or will remain qualified as a REIT. Cornerstone has not requested and does not intend to request a ruling from the Internal Revenue Service (the "IRS") as to its status as a REIT. However, in the opinion of King & Spalding, counsel to Cornerstone, Cornerstone's organization and method of operation are such that it met the requirements for qualification and taxation as a REIT since its taxable year ended December 31, 1992 (which counsel believes is the earliest taxable year which is within the normal period for federal tax audit), and Cornerstone's method of operation should enable it to continue to so qualify in subsequent taxable years. Investors should be aware, however, that opinions of counsel are not binding upon the IRS or any court. King & Spalding's opinion as to Cornerstone's REIT status is based on various assumptions and is conditioned upon certain representations made by Cornerstone as to factual matters, including representations regarding the nature of Cornerstone's properties and the future conduct and method of operation of its business, and it cannot be relied upon if those assumptions and representations later prove incorrect.



    It must be emphasized that Cornerstone's qualification and taxation as a REIT depends upon its ability to meet, on a continuing basis through actual annual operating results, distribution levels, and stock ownership, the various qualification tests imposed under the Code that are discussed below. No assurance can be given that the actual results of Cornerstone's operations for any particular taxable year will satisfy such requirements, and King & Spalding will not review Cornerstone's compliance with such requirements on a continuing basis. For a discussion of the tax consequences of failing to qualify as a REIT, see "--Failure to Qualify," below.



    If Cornerstone qualifies for taxation as a REIT, it generally will not be subject to federal corporate income tax on net income that it currently distributes to stockholders. This treatment substantially eliminates the "double taxation" (I.E., taxation at both the corporate and shareholder levels) that generally results from investment in a corporation. Notwithstanding its REIT election, however, Cornerstone will be subject to federal income tax in the following circumstances. First, Cornerstone will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains. Second, under certain circumstances, Cornerstone may be subject to the "alternative minimum tax" on its undistributed items of tax preference. Third, if Cornerstone has (i) net income from the sale or other disposition of "foreclosure property" (which is, in general, property acquired by foreclosure or otherwise on default of a loan secured by the property) that is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if Cornerstone has net income from "prohibited transactions" (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if Cornerstone should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the product of (a) the gross income attributable to the greater of the amount by which Cornerstone fails the 75% or 95% test, and (b) a fraction intended to reflect Cornerstone's profitability. Sixth, if Cornerstone should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year (other than retained long-term capital gain Cornerstone elects to treat as having been distributed to stockholders), and (iii) any undistributed taxable income from prior years, Cornerstone would be subject to a non-deductible 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if Cornerstone acquires any asset from a C corporation (I.E., a corporation generally subject to full corporate level tax) in a transaction in which the basis of the asset in Cornerstone's hands is determined by reference to the basis of the asset (or any other asset) in the hands of the C corporation, and Cornerstone recognizes gain on the disposition of such asset during the 10-year period (the "Recognition Period") beginning on the date on which such asset was acquired by Cornerstone, then, to the extent of such asset's "Built-in Gain" (I.E., the excess of the fair market value of such property at the time of acquisition by Cornerstone over the adjusted basis of such asset at such time), such gain will be subject to tax at the highest regular corporate rate applicable (as provided in Regulations that have been announced but not yet promulgated (the "Built-in Gain Rules")).



REQUIREMENTS FOR QUALIFICATION



    To qualify as a REIT, Cornerstone must elect to be so treated and must meet the requirements, discussed below, relating to Cornerstone's organization, sources of income, nature of assets and distributions of income to stockholders.



    ORGANIZATIONAL REQUIREMENTS



    The Code defines a REIT as a corporation, trust or association (i) that is managed by one or more directors or trustees; (ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (iii) that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code; (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code;
(v) the beneficial ownership of which is held by 100 or more persons during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year (the "100 Shareholder Rule"); (vi) not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each taxable year (the "5/50 Rule"); (vii) that makes an election to be a REIT (or has made such election for a previous taxable year) and satisfies all relevant filing and other administrative requirements established by the IRS that must be met in order to elect and to maintain REIT status; (viii) that uses a calendar year for federal income tax purposes; and
(ix) that meets certain other tests, described below, regarding the nature of its income and assets.



    For purposes of the 5/50 Rule, an unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. A trust that is a qualified trust under Section 401(a) of the Code, however, generally is not considered an individual and the beneficiaries of such trust are treated as holding shares of a REIT in proportion to their actuarial interests in such trust for purposes of the 5/50 Rule. For taxable years beginning on or after January 1, 1998, a REIT will be treated as having satisfied the 5/50 Rule if it complies with certain Regulations for ascertaining the ownership of its stock and if it did not know (or after the exercise of reasonable diligence would not have known) that its stock was sufficiently closely held to cause it to violate the 5/50 Rule. See "ANNUAL RECORD KEEPING REQUIREMENTS," below.



    In order to protect Cornerstone from a concentration of ownership of its stock that would cause Cornerstone to fail the 5/50 Rule or the 100 Shareholder Rule, Cornerstone's Articles of Incorporation provide that no holder is permitted to own, either actually or constructively under the applicable attribution rules of the Code, more than 6% (in value) of the aggregate outstanding shares of all classes of stock of Cornerstone (with certain exceptions). In addition, no holder is permitted to own, either actually or constructively under the applicable attribution rules of the Code, any shares of any class of Cornerstone's stock if such ownership would cause more than 50% in value of Cornerstone's outstanding stock to be owned by five or fewer individuals or would result in Cornerstone's stock being beneficially owned by fewer than 100 persons (determined without reference to any rule of attribution).



    OPERATING ENTITIES



    Cornerstone has owned and operated a number of properties through wholly owned corporate subsidiaries. Section 856(i) of the Code provides that a corporation that is a "qualified REIT subsidiary" shall not be treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a "qualified REIT subsidiary" shall be treated as assets, liabilities and items of income, deduction and credit of the REIT. A "qualified REIT subsidiary" is a corporation, all of the capital stock of which is owned by the REIT. Thus, in applying the requirements described herein, Cornerstone's "qualified REIT subsidiaries" are ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiaries are treated as assets, liabilities and items of income, deduction and credit of Cornerstone.



    All of Cornerstone's assets are held by, and all of its operations are conducted through, Cornerstone Properties Limited Partnership (the "Operating Partnership"). Cornerstone is the sole general partner of the Operating Partnership, and as of March 31, 1999, Cornerstone directly or indirectly owned in the aggregate approximately 86.3% of the outstanding common Units in its capacity both as the sole general partner and as a limited partner, and Cornerstone owned all of the preferred partnership units. The remaining Units are held by other limited partners. In the case of a REIT that is a partner in a partnership, the Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership (based on the REIT's capital interest in the partnership) and will be deemed to be entitled to the gross income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income and asset tests (as discussed below). Thus, Cornerstone's proportionate share of the assets, liabilities and items of income of the Operating Partnership, and any other partnerships Cornerstone may hold an interest in directly or indirectly through the Operating Partnership, shall be treated as assets, liabilities and items of Cornerstone for purposes of applying the requirements described herein.



    INCOME TESTS



    To maintain its qualification as a REIT, Cornerstone must satisfy certain annual gross income requirements. First, at least 75% of Cornerstone's gross income (excluding gross income from prohibited transactions) for each taxable year must consist of defined types of income derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or certain types of temporary investment income. Second, at least 95% of Cornerstone's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property or temporary investments, dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. Third, for Cornerstone's taxable years beginning prior to January 1, 1998, not more than 30% of Cornerstone's gross income (including gross income from prohibited transactions) for each taxable year may be gain from the sale or other disposition of (i) stock or securities held for less than one year, (ii) dealer property that is not foreclosure property and (iii) certain real property held for less than four years (apart from involuntary conversions and sales of foreclosure property).



    Rents received or deemed received by Cornerstone will qualify as "rents from real property" in satisfying the gross income requirements described above only if several conditions are met. First, the amount of rent generally must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, amounts received from a tenant will not qualify as "rents from real property" if Cornerstone, or an owner of 10% or more of Cornerstone, directly or constructively is deemed to own 10% or more of the ownership interests in the tenant (a "Related Party Tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," Cornerstone generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an "independent contractor" who is adequately compensated and from whom Cornerstone derives no income. The "independent contractor" requirement, however, does not apply to the extent that the services provided by Cornerstone are "usually or customarily rendered in connection with the rental of space for occupancy only," which are services of a type that a tax-exempt organization can provide to its tenants without causing its rental income to be unrelated business taxable income ("UBTI"). In addition, beginning with Cornerstone's 1998 taxable year, the "independent contractor" requirement no longer applies to noncustomary services provided by Cornerstone, the annual value of which does not exceed 1% of the gross income derived from the property with respect to which the services are provided (the "1% de minimis exception"). For this purpose, such services may not be valued at less than 150% of Cornerstone's direct cost of providing the services.



    Cornerstone has not, and does not anticipate that it will in the future, (i) charge rent that is based in whole or in part on the income or profits of any person (except by reason of being based on a fixed percentage or percentages of receipts or sales consistent with the rule described above), (ii) derive rent attributable to personal property leased in connection with real property that exceeds 15% of the total rents, (iii) derive rent attributable to a Related Party Tenant, or (iv) provide any noncustomary services to tenants other than through qualifying independent contractors, except as permitted by the 1% de minimis exception or to the extent that the amount of resulting nonqualifying income would not cause Cornerstone to fail to satisfy the 95% and 75% gross income tests.



    The Operating Partnership acquired a hotel in California in December of 1998 and has operated the hotel since the acquisition. The gross income from the hotel constitutes nonqualifying income for purposes of the 95% and 75% gross income tests. Cornerstone currently intends to have the Operating Partnership continue to operate the hotel (rather than lease it to a third-party lessee) to the extent the gross income therefrom will not cause Cornerstone to fail the 95% or 75% gross income test. Cornerstone may determine, however, to lease the hotel to a third-party lessee in order to derive qualifying "rents from real property" from the hotel. Alternatively, Cornerstone may decide to contribute the hotel to a corporate subsidiary of the Operating Partnership, subject to the limits imposed by the 5% asset test and the 10% voting securities test (which tests are described below). The net income from the hotel derived by the corporate subsidiary would be subject to corporate-level tax (to the extent not sheltered by deductions or losses), but the gross income from the hotel would no longer be taken into account in determining whether Cornerstone meets the 95% or 75% gross income test (although any dividends received by the Operating

Partnership from the corporate subsidiary would be qualifying income under the 95% gross income test, but not under the 75% gross income test).



    If Cornerstone fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions generally will be available if Cornerstone's failure to meet such tests was due to reasonable cause and not due to willful neglect, Cornerstone attaches a schedule of the sources of its income to its return and any incorrect information on the schedules was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances Cornerstone would be entitled to the benefit of these relief provisions. Even if these relief provisions were to apply, a tax would be imposed with respect to the excess net income.



    ASSET TESTS



    At the close of each quarter of its taxable year, Cornerstone must satisfy two tests relating to the nature of its assets. First, at least 75% of the value of Cornerstone's total assets must be represented by cash or cash items (including certain receivables), government securities, "real estate assets" or, in cases where Cornerstone raises new capital through stock or long-term (at least five years) debt offerings, temporary investments in stock or debt instruments during the one-year period following Cornerstone's receipt of such capital (the "75% asset test"). The term "real estate asset" includes interests in real property, interests in mortgages on real property to the extent the mortgage balance does not exceed the value of the associated real property, and shares of other REITs. For purposes of the 75% asset test, the term "interest in real property" includes an interest in land and improvements thereon, such as buildings or other inherently permanent structures (including items that are structural components of such buildings or structures), a leasehold in real property and an option to acquire real property (or a leasehold in real property). Second, of the investments not included in the 75% asset class, the value of any one issuer's debt and equity securities owned by Cornerstone (other than Cornerstone's interest in the Operating Partnership, any other entity classified as a partnership for federal income tax purposes, or the stock of a qualified REIT subsidiary) may not exceed 5% of the value of Cornerstone's total assets (the "5% asset test"), and Cornerstone may not own more than 10% of any one issuer's outstanding voting securities (except for Cornerstone's ownership interest in the Operating Partnership, any other entity that is classified as a partnership for federal income tax purposes, or the stock of a qualified REIT subsidiary) (the "10% voting securities test").



    The Operating Partnership owns 100% of the nonvoting stock and 1% of the voting stock of WCP Services, Inc. ("WCP Services"), representing 95% of the equity value of the stock of WCP Services. WCP Services was formed in December of 1998 to engage in certain management and construction activities with respect to properties owned by unrelated third parties and to perform certain services with respect to tenant build-out work at Cornerstone's properties. Cornerstone's indirect interest in the securities of WCP Services will not violate the 10% voting securities test because the Operating Partnership owns less than 10% of the voting stock of WCP Services. Further, Cornerstone believes that its ownership of an indirect interest in the securities of WCP Services will not violate the 5% asset test because the value of Cornerstone's interest in WCP Services is substantially less than 5% of the value of Cornerstone's total assets. No independent appraisals have been or will be obtained of the value of the stock of the WCP Services, however. Although Cornerstone plans to take steps to ensure that it satisfies the 5% asset test for any quarter in which it acquires securities of WCP Services or other property, there can be no assurance that such steps always will be successful or will not require a reduction in the Operating Partnership's overall interest in WCP Services.



    The Clinton Administration's budget proposal announced on February 1, 1999 includes a proposal to amend the 10% voting securities test by prohibiting a REIT from owning more than 10% of the vote OR VALUE of any issuer (a "non-qualified REIT subsidiary") other than a qualified REIT subsidiary or another REIT. As proposed, the measure would take effect after the date of enactment. The proposal would provide an exception to the new 10% vote-or-value test, and also to the 5% asset test under current law, for "taxable REIT subsidiaries." One kind of taxable REIT subsidiary, to be called a "qualified business subsidiary," would be allowed to undertake non-tenant related activities that would generate nonqualifying income for a REIT, such as third-party management and development. Another kind of taxable REIT subsidiary, to be called a "qualified independent contractor subsidiary," would be allowed to perform noncustomary and other currently prohibited services with respect to REIT tenants as well as activities that could be performed by a qualified business subsidiary.



    A number of constraints would be imposed on a taxable REIT subsidiary to ensure that the REIT could not, through a taxable REIT subsidiary, engage in substantial non-real estate activities and also to ensure that the taxable REIT subsidiary pays a corporate-level tax on its earnings. First, the value of all taxable REIT subsidiaries owned by a REIT could not represent more than 15% of the value of the REIT's total assets, and within that 15-percent limitation, no more than 5% of the total value of a REIT's assets could consist of qualified independent contractor subsidiaries. Second, a taxable REIT subsidiary would not be entitled to deduct any interest incurred or debt funded directly or indirectly by the REIT. Third, a 100% excise tax would be imposed on certain "excess payments" to ensure arm's length (i) pricing for services provided to REIT tenants and (ii) allocation of shared expenses between the REIT and the taxable REIT subsidiary. Fourth, there would be limitations placed upon intercompany rentals between the REIT and a taxable REIT subsidiary. Certain additional limitations also could apply.



    Cornerstone believes that, if the proposal were to be enacted, WCP Services would qualify as a taxable REIT subsidiary. Accordingly, Cornerstone does not believe that the proposal jeopardizes its ability to qualify as a REIT. Nevertheless, the constraints imposed on taxable REIT subsidiaries that are described above potentially could limit WCP Services' ability to deduct interest and certain other expenses.



    If Cornerstone should fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause it to lose its REIT status if
(i) it satisfied all of the asset tests at the close of the preceding calendar quarter and (ii) the discrepancy between the value of Cornerstone's assets and the asset test requirements arose from changes in the market values of its assets and was not wholly or partly caused by an acquisition of nonqualifying assets. If the condition described in clause (ii) of the preceding sentence were not satisfied, Cornerstone still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose. Cornerstone has maintained, and intends in the future to maintain, adequate records of the value of its assets to ensure compliance with the asset tests and to take such other actions as may be required to comply with those tests.



    ANNUAL DISTRIBUTION REQUIREMENTS



    In order to be taxed as a REIT, Cornerstone is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (i) the sum of (A) 95% of Cornerstone's "REIT taxable income" (computed without regard to the dividends paid deduction and its net capital gain) and (B) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before Cornerstone timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that Cornerstone does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax on the undistributed amount at regular capital gains and ordinary corporate tax rates. Furthermore, if Cornerstone should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year (other than long-term capital gain Cornerstone elects to retain and treat as having been distributed to stockholders), and (iii) any undistributed taxable income from prior periods, Cornerstone will be subject to a 4% nondeductible excise tax on the excess of such required distribution over the amounts actually distributed. In addition, during its Recognition Period, if Cornerstone disposes of any assets subject to the Built-in Gain Rules, Cornerstone will be required, pursuant to guidance issued by the IRS, to distribute at least 95% of the Built-in Gain (after tax), if any, recognized on the disposition of the asset.



    It is expected that Cornerstone's REIT taxable income will be less than its cash flow due to the allowance of depreciation and other non-cash deductions in computing REIT taxable income. Accordingly, Cornerstone anticipates that it generally will have sufficient cash or liquid assets to enable it to satisfy the 95% distribution requirement. In this regard, the partnership agreement of the Operating Partnership authorizes Cornerstone, as general partner, to take such steps as may be necessary to cause the Operating Partnership to make distributions in an amount sufficient to permit Cornerstone to meet these distribution requirements. It is possible, however, that Cornerstone, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement or to distribute such greater amount as may be necessary to avoid income and excise taxation, as a result of timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at Cornerstone's taxable income, or as a result of nondeductible expenses such as principal amortization or repayments, or capital expenditures in excess of noncash deductions. In the event that such timing differences occur, Cornerstone may find it necessary to borrow funds (or to cause the Operating Partnership to borrow funds) or to issue equity securities (there being no assurance that it will be able to do so) or, if possible, to pay taxable stock dividends in order to meet the REIT distribution requirements.



    Under certain circumstances, Cornerstone may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in Cornerstone's deduction for dividends paid for the earlier year. Although Cornerstone may be able to avoid being taxed on amounts distributed as deficiency dividends, it will be required to pay interest to the IRS based upon the amount of any deduction taken for deficiency dividends.



    ANNUAL RECORD KEEPING REQUIREMENTS



    Cornerstone is required to maintain certain records and request on an annual basis certain information from its stockholders designed to disclose the actual ownership of its outstanding shares. Cornerstone has complied with these requirements in the past and intends to continue to comply with these requirements. Failure to comply with the recordkeeping requirements in taxable years beginning prior to January 1, 1998 could lead to disqualification as a REIT. Beginning with Cornerstone's 1998 taxable year, however, the recordkeeping rules have been modified such that for any year in which Cornerstone may fail to comply with the rules, an intermediate penalty will apply instead of REIT disqualification. The penalty is $25,000 ($50,000 for intentional violations) for any year in which a REIT does not comply with the rules.



FAILURE TO QUALIFY



    If Cornerstone fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, Cornerstone will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which Cornerstone fails to qualify will not be deductible by Cornerstone, nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to certain limitations in the Code, corporate stockholders may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, Cornerstone also will be disqualified from taxation as a REIT for the four taxable years following the year during which Cornerstone ceased to qualify as a REIT. It is not possible to state whether in all circumstances Cornerstone would be entitled to such statutory relief.

TAXATION OF U.S. STOCKHOLDERS



    As used herein, the term "U.S. Stockholder" means a holder of Cornerstone common stock that for U.S. federal income tax purposes is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate whose income from sources without the United States is includible in gross income for U.S. federal income tax purposes regardless of its connection with the conduct of a trade or business within the United States or (iv) any trust with respect to which (A) a U.S. court is able to exercise primary supervision over the administration of such trust and (B) one or more U.S. persons have the authority to control all substantial decisions of the trust.



    As long as Cornerstone qualifies as a REIT, distributions made to Cornerstone's taxable U.S. Stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by such U.S. Stockholders as ordinary income and will not be eligible for the dividends received deduction generally available to corporations. For purposes of determining whether distributions are out of earnings and profits, the earnings and profits of Cornerstone will be allocated first to Cornerstone's preferred stock (to the extent of distributions made in respect thereof), and then to the Cornerstone common stock. Distributions that are designated as capital gain dividends will be taxed as a capital gain (to the extent such distributions do not exceed Cornerstone's actual net capital gain for the taxable year) without regard to the period for which the stockholder has held its shares. The tax rates applicable to such capital gains are discussed below. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's shares, but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a stockholder's shares, such distributions will be included in income as capital gains assuming the shares are capital assets in the hands of the stockholder. The tax rate applicable to such capital gain will depend on the stockholder's holding period for the shares. In addition, any distribution declared by Cornerstone in October, November or December of any year and payable to a stockholder of record on a specified date in any such month shall be treated as both paid by Cornerstone and received by the stockholder on December 31 of such year, provided that the distribution is actually paid by Cornerstone during January of the following calendar year.



    Cornerstone may elect to treat all or a part of its undistributed net capital gain as if it had been distributed to its stockholders (including for purposes of the 4% excise tax discussed above under "Requirements for Qualification--ANNUAL DISTRIBUTION REQUIREMENTS," above). If Cornerstone should make such an election, Cornerstone's stockholders would be required to include in their income as long-term capital gain their proportionate share of Cornerstone's undistributed net capital gain, as designated by Cornerstone. Each such stockholder would be deemed to have paid its proportionate share of the income tax imposed on Cornerstone with respect to such undistributed net capital gain, and this amount would be credited or refunded to the stockholder. In addition, the tax basis of the stockholder's shares would be increased by its proportionate share of undistributed net capital gains included in its income, less its proportionate share of the income tax imposed on Cornerstone with respect to such gains.



    Stockholders may not include in their individual income tax returns any net operating losses or capital losses of Cornerstone. Instead, such losses would be carried over by Cornerstone for potential offset against its future income (subject to certain limitations). Taxable distributions from Cornerstone and gain from the disposition of Cornerstone common stock will not be treated as passive activity income and, therefore, stockholders generally will not be able to apply any "passive activity losses" (such as losses from certain types of limited partnerships in which the stockholder is a limited partner) against such income. In addition, taxable distributions from Cornerstone generally will be treated as investment income for purposes of the investment interest limitations. Capital gains from the disposition of the shares (or distributions treated as such) will be treated as investment income only if the stockholder so elects, in which case such capital gains will be taxed at ordinary income rates. Cornerstone will notify stockholders after the close of Cornerstone's taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.



    In general, any gain or loss realized upon a taxable disposition of Cornerstone common stock by a stockholder who is not a dealer in securities will be treated as capital gain or loss. Lower marginal tax rates for individuals may apply in the case of capital gains, depending on the holding period of the shares that are sold. However, any loss upon a sale or exchange of shares by a stockholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from Cornerstone required to be treated by such stockholder as long-term capital gain. All or a portion of any loss realized upon a taxable disposition of shares may be disallowed if other shares are purchased within 30 days before or after the disposition.



    For non-corporate taxpayers, the tax rate differential between capital gain and ordinary income may be significant. The highest marginal individual income tax rate applicable to ordinary income is 39.6%. Any capital gain generally will be taxed to a non-corporate taxpayer at a maximum rate of 20% with respect to capital assets held for more than one year. The tax rates applicable to ordinary income apply to gain attributable to the sale or exchange of capital assets held for one year or less. In the case of capital gain attributable to the sale or exchange of certain real property held for more than one year, an amount of such gain equal to the amount of all prior depreciation deductions not otherwise required to be taxed as ordinary depreciation recapture income will be taxed at a maximum rate of 25%. With respect to distributions designated by a REIT as capital gain dividends (including deemed distributions of retained capital gains), the REIT also may designate (subject to certain limits) whether the dividend is taxable to non-corporate stockholders as a 20% rate gain distribution or an unrecaptured depreciation distribution taxed at a 25% rate.



    The characterization of income as capital or ordinary may affect the deductibility of capital losses. Capital losses not offset by capital gains may be deducted against a non-corporate taxpayer's ordinary income only up to a maximum annual amount of $3,000. Non-corporate taxpayers may carry forward their unused capital losses. All net capital gain of a corporate taxpayer is subject to tax at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.



    TREATMENT OF TAX-EXEMPT STOCKHOLDERS



    Tax-exempt organizations, including qualified employee pension and profit sharing trusts and individual retirement accounts, (collectively, "Exempt Organizations") generally are exempt from federal income taxation. However, they are subject to taxation on their UBTI. While many investments in real estate generate UBTI, the IRS has issued a published ruling that dividend distributions by a REIT to an exempt employee pension trust do not constitute UBTI, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on that ruling, and subject to the exceptions discussed below, amounts distributed by Cornerstone to Exempt Organizations generally should not constitute UBTI. However, if an Exempt Organization finances its acquisition of Cornerstone common stock with debt, a portion of its income from Cornerstone will constitute UBTI pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under paragraphs (7),
(9), (17) and (20), respectively, of Section 501(c) of the Code are subject to different UBTI rules, which generally will require them to characterize distributions from Cornerstone as UBTI. In addition, in certain circumstances, a pension trust that owns more than 10% of Cornerstone's stock is required to treat a percentage of the dividends from Cornerstone as UBTI (the "UBTI Percentage"). The UBTI Percentage is the gross income, less related direct expenses, derived by Cornerstone from an unrelated trade or business (determined as if Cornerstone were a pension trust) divided by the gross income, less related direct expenses, of Cornerstone for the year in which the dividends are paid. The UBTI rule applies to a pension trust holding more than 10% of Cornerstone's stock only if (i) the UBTI Percentage is at least 5%, (ii) Cornerstone qualifies as a REIT by reason of the modification of the 5/50 Rule that allows the beneficiaries of the pension trust to be treated as holding shares of Cornerstone in proportion to their actuarial interests in the pension trust and (iii) either (A) one pension trust owns more than 25% of the value of Cornerstone's stock or (B) a group of pension trusts individually holding more than 10% of the value of Cornerstone's stock collectively own more than 50% of the value of Cornerstone's stock.



SPECIAL TAX CONSIDERATIONS FOR NON-U.S. STOCKHOLDERS



    The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders (collectively, "Non-U.S. Stockholders") are complex, and no attempt will be made herein to provide more than a summary of such rules. PROSPECTIVE NON-U.S. STOCKHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF FEDERAL, STATE AND LOCAL INCOME TAX LAWS WITH REGARD TO AN INVESTMENT IN THE SHARES, INCLUDING ANY REPORTING REQUIREMENTS.



    For purposes of this discussion, the term "Non-U.S. Stockholder" does not include any foreign stockholder whose investment in Cornerstone Common Stock is "effectively connected" with the conduct of a trade or business in the United States. Such a foreign stockholder, in general, will be subject to United States federal income tax with respect to its investment in the Cornerstone Common Stock in the same manner as a U.S. Stockholder is taxed (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In addition, a foreign corporation receiving income that is treated as effectively connected with a U.S. trade or business also may be subject to an additional 30% "branch profits tax," unless an applicable tax treaty provides a lower rate or an exemption. Certain certification requirements must be satisfied in order for effectively connected income to be exempt from withholding.



    Distributions to Non-U.S. Stockholders that are not attributable to gain from sales or exchanges by Cornerstone of U.S. real property interests and are not designated by Cornerstone as capital gain dividends (or deemed distributions of retained capital gains) will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of Cornerstone. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. Distributions in excess of current and accumulated earnings and profits of Cornerstone will not be taxable to a stockholder to the extent that such distributions do not exceed the adjusted basis of the stockholder's shares, but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a Non-U.S. Stockholder's shares, such distributions will give rise to tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or disposition of its shares, as described below.



    For any year in which Cornerstone qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by Cornerstone of U.S. real property interests will be taxed to a Non-U.S. Stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, distributions attributable to gain from sales of U.S. real property interests are taxed to a Non-U.S. Stockholder as if such gain were effectively connected with a U.S. business. Non-U.S. Stockholders thus would be taxed at the normal capital gain rates applicable to U.S. Stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Distributions subject to FIRPTA also may be subject to a 30% branch profits tax in the hands of a foreign corporate stockholder not entitled to treaty relief or exemption.



    Unless a reduced rate of withholding applies under an applicable tax treaty, Cornerstone generally will withhold from distributions to Non-U.S. Stockholders, and remit to the IRS, 30% of all distributions out of current or accumulated earnings and profits, subject to the application of FIRPTA withholding rules discussed below. In addition, Cornerstone is required to withhold 10% of any distribution in excess of its current and accumulated earnings and profits. Because Cornerstone generally cannot determine at the time a distribution is made whether or not it will be in excess of earnings and profits, Cornerstone intends to withhold 30% of the entire amount of any distribution (other than distributions subject to the 35% withholding discussed below). Generally, however, a Non-U.S. Stockholder will be entitled to a refund from the IRS to the extent an amount is withheld from a distribution that exceeds the amount of U.S. tax owed by such Non-U.S. Stockholder.



    Under FIRPTA, Cornerstone is required to withhold 35% of any distribution that is designated as a capital gain dividend or which could be designated as a capital gain dividend. Thus, if Cornerstone designates previously made distributions as capital gain dividends, subsequent distributions (up to the amount of such prior distributions) will be treated as capital gain dividends for purposes of FIRPTA withholding.



    Under Regulations that are currently in effect, dividends paid to an address in a country outside the United States generally are presumed to be paid to a resident of such country for purposes of determining the applicability of withholding discussed above and the applicability of a tax treaty rate. Regulations issued in October 1997, however, provide that a Non-U.S. Stockholder who wishes to claim the benefit of an applicable treaty rate must satisfy certain certification and other requirements. Such Regulations generally will be effective for distributions made after December 31, 1999.



    For so long as Cornerstone common stock continues to be regularly traded on an established securities market, the sale of Cornerstone common stock by any Non-U.S. Stockholder who is not a Five Percent Non-U.S. Stockholder (as defined below) generally will not be subject to United States federal income tax (unless the Non-U.S. Stockholder is a nonresident alien individual who was present in the United States for more than 182 days during the taxable year of the sale and certain other conditions apply, in which case such gain will be subject to a 30% tax on a gross basis). In general, the sale or other taxable disposition of Cornerstone common stock by a Five Percent Non-U.S. Stockholder (as defined below) is subject to United States federal income tax unless and until Cornerstone becomes a "domestically controlled REIT." A "Five Percent Non-U.S. Stockholder" is a Non-U.S. Stockholder who, at some time during the five-year period preceding such sale or disposition, beneficially owned (including under certain attribution rules) more than 5% of the total fair market value of Cornerstone common stock (as outstanding from time to time) or owned shares of another class of stock of Cornerstone that represented value greater than 5% of the Cornerstone common stock (measured at the time such shares were acquired). A REIT is a "domestically controlled REIT" if, at all times during the five-year period preceding the relevant testing date, less than 50% in value of its shares is held directly or indirectly by Non-U.S. Stockholders (taking into account those persons required to include Cornerstone's dividends in income for United States federal income tax purposes). Currently, Cornerstone believes that more than 50% in value of its shares is held directly or indirectly by Non-U.S. Stockholders, and Cornerstone will not qualify as a domestically controlled REIT for at least five years following the date when less than 50% is so held. Further, in part because the Cornerstone common stock is publicly traded in the United States and in Germany, no assurance can be given that Cornerstone will qualify as a domestically controlled REIT at any time in the future.



    So long as Cornerstone is not a domestically controlled REIT, a Five Percent Non-U.S. Stockholder will be taxable in the same manner as a U.S. Stockholder with respect to gain on the sale of Cornerstone common stock (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals).

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING TAX



    Cornerstone will report to its U.S. Stockholders and to the IRS the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to distributions paid unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder who does not provide Cornerstone with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. In addition, Cornerstone may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to Cornerstone.



    U.S. Stockholders should consult their own tax advisors regarding their qualifications for an exemption from backup withholding and the procedure for obtaining such an exemption. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a U.S. Stockholder will be allowed as a credit against the U.S. Stockholder's United States federal income tax liability and may entitle the U.S. Stockholder to a refund, provided that the required information is furnished to the IRS.



    Backup withholding tax and information reporting generally will not apply to distributions paid to Non-U.S. Stockholders outside the United States that are treated as (i) dividends subject to the 30% (or lower treaty rate) withholding tax discussed above, (ii) capital gain dividends or (iii) distributions attributable to gain from the sale or exchange by Cornerstone of U.S. real property interests. As a general matter, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of Cornerstone common stock by or through a foreign office of a foreign broker. Information reporting (but not backup withholding) will apply, however, to a payment of the proceeds of a sale of Cornerstone common stock by a foreign office of a broker that (i) is a United States person, (ii) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or (iii) is a "controlled foreign corporation" for United States tax purposes, unless the broker has documentary evidence in its records that the holder is a Non-U.S. Stockholder and certain other conditions are satisfied, or the stockholder otherwise establishes an exemption. Payment to or through a United States office of a broker of the proceeds of a sale of Cornerstone common stock is subject to both backup withholding and information reporting unless the stockholder certifies under penalties of perjury that the stockholder is a Non-U.S. Stockholder or otherwise establishes an exemption. A Non-U.S. Stockholder may obtain a refund of any amounts withheld under the backup withholding rules by filing the appropriate claim for a refund with the IRS.



    The Treasury Department issued final Regulations in October 1997 concerning the withholding of tax and information reporting for certain amounts paid to non-resident alien individuals and foreign corporations. These new withholding rules alter the current withholding regime, and generally will be effective for distributions made after December 31, 1999. Investors should consult their tax advisors concerning the impact, if any, of these new Regulations on an investment in the common stock.



OTHER TAX CONSIDERATIONS



    TAX STATUS OF THE OPERATING PARTNERSHIP



    An entity classified as a partnership for federal income tax purposes generally is not a taxable entity and incurs no federal income tax liability. Each partner in the partnership is required to take into account in computing its federal income tax liability its allocable share of income, gains, losses, deductions and credits of the partnership, regardless of whether cash distributions are made. Distributions of money by a partnership to a partner are generally not taxable unless the amount of the distribution is in excess of the partner's adjusted basis in its partnership interest.

    Elective entity classification Regulations under Section 7701 of the Code became effective on January 1, 1997. Under these Regulations, a domestic entity that has at least two members and that is organized as a state law partnership on or after January 1, 1997, automatically will be classified as a partnership for federal income tax purposes unless the entity elects otherwise. The Operating Partnership was organized on December 23, 1997 and therefore is properly classified as a partnership for federal income tax purposes unless it makes a contrary election.



    Notwithstanding the Operating Partnership's classification as a partnership, the Operating Partnership could be treated as a corporation for federal income tax purposes if it were a "publicly traded partnership" ("PTP") within the meaning of Section 7704 of the Code. Under Section 7704 of the Code, a partnership is classified as a PTP if interests in the partnership are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. If so classified, the PTP is taxable as a corporation unless it qualifies for a special "90% qualifying income exception" under Section 7704(c) of the Code. Under that exception, a PTP is not subject to corporate-level tax if 90% or more of its gross income consists of dividends, interest, "rents from real property" (as that term is defined for purposes of the REIT rules, with certain modifications), gain from the sale or other disposition of real property, and certain other types of income. An amount will not qualify as rents from real property if the partnership is deemed to own, actually or constructively, 10% or more of the ownership interests in a tenant (a "Related Party Tenant"). For this purpose, any interests in a tenant that are owned by a partner of the partnership will be treated as constructively owned by the partnership if the partner owns, actually or constructively, 5% or more of the value of the outstanding interests in the partnership.



    If a PTP fails to meet the 90% qualifying income exception for a taxable year, and (i) the IRS determines that the failure was inadvertent, (ii) the partnership takes steps to once again comply with the 90% qualifying income exception, and (iii) the partnership makes such adjustments or payments (including with respect to the partners) as may be required by the IRS, then the partnership will be treated as continuing to satisfy the 90% qualifying income exception.



    The Regulations under Section 7704 (the "PTP Regulations") provide rules for determining whether a partnership is a PTP and provide certain safe harbors which, if satisfied, preclude a partnership from being so classified. The "private placement" safe harbor of such regulations requires, among other things, that the partnership have no more than 100 partners. Because the Operating Partnership currently has more than 100 partners, it does not satisfy the private placement safe harbor and may not be able to satisfy any other safe harbors of the PTP Regulations. Consequently, there is a risk that the ability of the holders of Units to exchange their Units for shares of common stock (after expiration of any applicable lock-out restrictions) could cause the interests in the Operating Partnership to be viewed as readily tradable on a secondary market or the substantial equivalent thereof. In that event, although the Operating Partnership would be classified as a PTP, Cornerstone believes that the Operating Partnership would satisfy the 90% qualifying income exception and therefore be exempt from corporate-level tax. In this regard, the partnership agreement of the Operating Partnership provides that no partner will be permitted to hold or acquire Units if such acquisition would result in the Operating Partnership being unable to satisfy the 90% qualifying income exception.



    Although the Operating Partnership would satisfy the 90% qualifying income exception and therefore would not be subject to corporate-level tax if classified as a PTP, under Section 469(k) of the Code, the partners in the Operating Partnership would nevertheless be required to apply the passive loss limitations of Section 469 separately to the income and loss from the Operating Partnership.



    If the Operating Partnership were treated as an association taxable as a corporation, Cornerstone would fail the 75% asset test (in addition to the 5% asset test and, likely, the 10% voting securities test) and therefore would fail to qualify as a REIT. See "Failure to Qualify," above.

    DEPRECIATION



    The Operating Partnership's initial income tax basis in the properties acquired in exchange for Units generally is the same as the transferor's basis in such property on the date of the acquisition by the Operating Partnership, except to the extent that gain is recognized by the transferor in connection with the transfer. The Operating Partnership's tax depreciation deductions will be allocated among the partners in accordance with their respective percentage interests in the Operating Partnership, except as otherwise required pursuant to
Section 704(c) of the Code.



STATE AND LOCAL TAX



    Cornerstone and its stockholders may be subject to state and local tax in states and localities in which it does business or owns property. The tax treatment of Cornerstone and the stockholders in such jurisdictions may differ from the federal income tax treatment described above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in Cornerstone.

                              PLAN OF DISTRIBUTION



    The selling stockholder may sell the shares directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The selling stockholder may sell from time to time, in one or more transactions, all or a portion of the common stock in such transactions at prices then prevailing or related to the then current market price or at negotiated prices. The selling stockholder will determine the offering price of the shares from time to time and, at the time of such determination, such offering price may be higher or lower than the market price of the common stock on the NYSE. In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholder or from purchasers of shares for whom they may act as agents. Underwriters may sell shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Under agreements that may be entered into by Cornerstone, underwriters, dealers and agents who participate in the distribution of shares may be entitled to indemnification by Cornerstone against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof.



    The selling stockholder, or its pledgee, donee, transferee or other successor in interest, may offer and sell its shares of common stock from time to time in the following manner:



    - on the New York Stock Exchange, Frankfurt Stock Exchange, Dusseldorf Stock Exchange or other exchanges on which the common stock is listed at the time of sale;



    - in the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price;



    - in underwritten offerings;



    - in privately negotiated transactions;



    - in a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;



    - a broker or dealer may purchase as principal and resell such shares for its own account pursuant to this prospectus;



    - an exchange distribution in accordance with the rules of the exchange; or



    - ordinary brokerage transactions and transactions in which the broker solicits purchasers.



    The selling stockholder may accept and, together with any agent of the selling stockholder, reject in whole or in part any proposed purchase of the shares of common stock offered by this prospectus. Cornerstone will not receive any proceeds from the offering by the selling stockholder.



    To the extent required in connection with a particular offering, Cornerstone will set forth in a prospectus supplement accompanying this prospectus, or, if appropriate, in a post-effective amendment, the terms of the offering, including among other things, the number of shares of common stock to be sold, the purchase price, public offering price, the names of any agents, dealers or underwriters and any applicable commissions or discounts.



    Cornerstone has not registered or qualified the shares of common stock offered by this prospectus under the laws of any country, other than the United States. In certain states, the selling stockholder may not offer or sell its shares of common stock unless (i) Cornerstone has registered or qualified such shares for sale in such states or (ii) Cornerstone has complied with an available exemption from registration or qualification. Also, in certain states, to comply with such state securities laws, the selling stockholder can offer and sell its shares of common stock only through registered or licensed brokers or dealers.

    Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the common stock offered may be restricted from engaging in market making activities with respect to the common stock. In addition, and without limiting the foregoing, the selling stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which may limit the timing of purchases and sales of the shares by the selling stockholder.



    If the selling stockholder offers the shares to or through underwriters, the rules of the Commission permit the underwriters to engage in certain transactions that stabilize the price of the common stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock.



    If the selling stockholder offers the shares to or through underwriters and the underwriters create a short position in the common stock in connection with the offering, i.e., if they sell more shares than are being offered by the selling shareholder, the underwriters may reduce that short position by purchasing common stock in the open market.



    If the selling stockholder offers shares to or through underwriters, the underwriters may impose a penalty bid on certain underwriters and selling group members. This means that, if the underwriters purchase shares of common stock in the open market to reduce the underwriters' short position or to stabilize the price of the common stock, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of the offering.



    In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security. If the selling stockholder offers shares to or through underwriters, none of the selling stockholder, Cornerstone or any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, none of the selling stockholder, Cornerstone or any of the underwriters makes any representation that the underwriters will engage in such transactions, or that such transactions, once commenced, will not be discontinued without notice.



    Under agreements into which Cornerstone may enter, underwriters, dealers and agents who participate in the distribution of Securities may be entitled to indemnification by Cornerstone against certain liabilities, including liabilities under the Securities Act. In the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.



    There can be no assurance that the selling stockholder will sell any or all of the Shares offered hereunder.



    Cornerstone will pay all the expenses incident to the registration of the shares offered hereby, including, without limitation, Commission filing fees and expenses of compliance with state securities or "blue sky" laws, PROVIDED, HOWEVER, that the selling stockholder will pay any underwriting discounts, commissions, and transfer taxes.



    Cornerstone has agreed to indemnify the selling stockholder against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS


    The validity of the shares of common stock offered hereby will be passed upon for Cornerstone by Lionel Sawyer & Collins, Las Vegas, Nevada. Certain tax matters will be passed upon for Cornerstone by King & Spalding, Atlanta, Georgia.


                                    EXPERTS


    The consolidated balance sheets as of December 31, 1998 and 1997 and the consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998 of Cornerstone Properties Inc. and subsidiaries, incorporated by reference in this prospectus, have been incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CORNERSTONE OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF CORNERSTONE SINCE SUCH DATE OR, IN THE CASE OF INFORMATION INCORPORATED HEREIN BY REFERENCE, THE DATE OF FILING WITH THE COMMISSION.


                            ------------------------

                               TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----
Where You Can Find More Information.......................................    1

Incorporation of Certain Documents
  by Reference............................................................    1

Special Note Regarding Forward-Looking Statements.........................    2

Information About the Company.............................................    2

Risk Factors..............................................................    3

Use of Proceeds...........................................................   10

Selling Stockholder.......................................................   10

Certain United States Federal
  Income Tax Considerations...............................................   11

Plan of Distribution......................................................   25

Legal Matters.............................................................   27

Experts...................................................................   27


                                3,428,571 SHARES

                                  CORNERSTONE
                                PROPERTIES INC.

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------


                                 APRIL 12, 1999


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


    The following table is an itemized listing of expenses to be incurred by Cornerstone in connection with the issuance and distribution of the shares of common stock being registered hereby, other than underwriting discounts and commissions. All amounts shown are estimates, except the Registration Fee and the NYSE Listing Fee:



Registration Fee..................................................  $  18,079
NYSE Listing Fee..................................................     12,000
Printing and Engraving Expenses...................................     30,000
Accounting Fees and Expenses......................................      5,000
Legal Fees and Expenses (other than Blue Sky).....................     50,000
Transfer Agent and Registrar Fees.................................          0
Miscellaneous.....................................................          0
Total.............................................................  $ 115,079
                                                                    ---------
                                                                    ---------


ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS


    Subsection 1 of Section 78.7502 of Chapter 78 of the Nevada Revised Statutes (the "NRS") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that the person did not act in good faith or in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation or that, with respect to any criminal action or proceeding, he had reasonable cause to believe his actions were unlawful.


    Subsection 2 of Section 78.7502 of the NRS empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards to those described above except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought determines that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.


    Section 78.7502 of the NRS further provides that, to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (1) and (2) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. Section 78.751 of the NRS provides that any indemnification provided for by Section 78.7502 of the NRS (by court order or otherwise) shall not be deemed exclusive of any other rights to which the indemnified party may be entitled and that the scope of indemnification shall continue as to directors, officers, employees or agents who have ceased to hold such positions, and to their heirs, executors and administrators. Section 78.752 empowers the corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 78.7502.


    Article IX of Cornerstone's Bylaws provides for indemnification of its officers and directors, substantially identical in scope to that permitted under
Section 78.7502 of the NRS. The bylaws provide, pursuant to Subsection 2 of
Section 78.7502 of the NRS, that the expenses of officers and directors incurred in defending any action, suit or proceeding, whether civil, criminal, administrative or investigative, must be paid by Cornerstone as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of any undertaking by or on behalf of the director or officer to repay such amounts unless it shall ultimately be determined that he is entitled to be indemnified by the registrant pursuant to Article IX of the bylaws.


ITEM 16. EXHIBITS


  EXHIBIT
  NUMBER                                  DESCRIPTION OF EXHIBIT
-----------  --------------------------------------------------------------------------------
       +4.1  Specimen of Common Stock Certificate.
      ++4.2(a) Restated Articles of Incorporation of Cornerstone.
       +4.2(b) Certificate of Amendment of Restated Articles of Incorporation of Cornerstone,
             dated October 27, 1997.
       *4.2(c) Certificate of Amendment of Restated Articles of Incorporation of Cornerstone,
             dated July 10, 1998.
     +++4.3  Restated and Amended Bylaws of Cornerstone.
       *5.1  Opinion of Lionel Sawyer & Collins.
        8.1  Opinion of King & Spalding as to certain tax matters.
      *23.1  Consent of Lionel Sawyer & Collins (contained in the opinion filed as Exhibit
             5.1).
       23.2  Consent of King & Spalding (contained in the opinion filed as Exhibit 8.1).
       23.3  Consent of PricewaterhouseCoopers LLP.
      *24.1  Power of Attorney.


------------------------


+ Incorporated by reference from Cornerstone's Registration Statement on Form S-3, as filed with the Commission on March 2, 1998 (File No. 333-47149).



++ Incorporated by reference from Cornerstone's Annual Report on Form 10-K for the year ended December 31, 1995.



+++ Incorporated by reference from Cornerstone's Current Report on Form 8-K dated December 16, 1998, as filed with the Commission on December 31, 1998.



*   Previously filed.

ITEM 17. UNDERTAKINGS

    The undersigned Registrant hereby undertakes:

        (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

           (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

           (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

           (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

    PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or
    Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

        (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

        (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned Registrant hereby further undertakes to deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on this 12th day of April, 1999.



                               CORNERSTONE PROPERTIES INC.

                               BY:  /S/ JOHN S. MOODY
                                    -----------------------------------------
                                            John S. Moody
                                    Name:
                                            CHIEF EXECUTIVE OFFICER AND
                                            PRESIDENT
                                    Title:



    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------
    /s/ WILLIAM WILSON III
------------------------------                                 April 12, 1999
      William Wilson III        Chairman of the Board of
                                  Directors

     /s/ RODNEY C. DIMOCK
------------------------------                                 April 12, 1999
       Rodney C. Dimock         Chief Operating Officer and
                                  Director

      /s/ JOHN S. MOODY
------------------------------                                 April 12, 1999
        John S. Moody           Chief Executive Officer,
                                  President and Director

     /s/ KEVIN P. MAHONEY
------------------------------                                 April 12, 1999
       Kevin P. Mahoney         Senior Vice President and
                                  Chief Financial Officer
                                  (Principal Financial and
                                  Accounting Officer)

              *
------------------------------                                 April 12, 1999
       Cecil D. Conlee          Director

              *
------------------------------                                 April 12, 1999
         Blake Eagle            Director

              *
------------------------------                                 April 12, 1999
   Dr. Karl-Ludwig Hermann      Director

              *
------------------------------                                 April 12, 1999
       Hans C. Mautner          Director

              *
------------------------------                                 April 12, 1999
      Dr. Lutz Mellinger        Director

          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------

              *
------------------------------                                 April 12, 1999
      Craig R. Stapleton                 Director

              *
------------------------------                                 April 12, 1999
     Michael J.G. Topham                 Director

------------------------------                                 April 12, 1999
       Dick van den Bos                  Director

------------------------------                                 April 12, 1999
      Jan van der Vlist                  Director

------------------------------                                 April 12, 1999
       Donald G. Fisher                  Director

------------------------------                                 April 12, 1999
       Randall A. Hack                   Director




*By:       /s/ JOHN S. MOODY
           ---------------------------------------
           John S. Moody
           ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


  EXHIBIT
  NUMBER     DESCRIPTION
-----------  ---------------------------------------------------------------------------------------------

      +4.1   Specimen of Common Stock Certificate.

     ++4.2(a) Restated Articles of Incorporation of Cornerstone.

      +4.2(b) Certificate of Amendment of Restated Articles of Incorporation of Cornerstone, dated October
             27, 1997.

      *4.2(c) Certificate of Amendment of Restated Articles of Incorporation of Cornerstone, dated July 10,
             1998.

    +++4.3   Restated and Amended Bylaws of Cornerstone.

      *5.1   Opinion of Lionel Sawyer & Collins.

       8.1   Opinion of King & Spalding as to certain tax matters.

     *23.1   Consent of Lionel Sawyer & Collins (contained in the opinion filed as Exhibit 5.1).

      23.2   Consent of King & Spalding (contained in the opinion filed as Exhibit 8.1).

      23.3   Consent of PricewaterhouseCoopers LLP.

     *24.1   Power of Attorney.


------------------------


+ Incorporated by reference from Cornerstone's Registration Statement on Form S-3, as filed with the Commission on March 2, 1998 (File No. 333-47149).



++ Incorporated by reference from Cornerstone's Annual Report on Form 10-K for the year ended December 31, 1995.



+++ Incorporated by reference from Cornerstone's Current Report on Form 8-K dated December 16, 1998, as filed with the Commission on December 31, 1998.



*   Previously filed.